AMENDED

APPENDIX B

Custody Agreement Between

The Huntington National Bank and Valued Advisers Trust

Series of the Trust

Golub Group Equity Fund

Green Owl Intrinsic Value Fund

Foundry Partners Fundamental Small-Cap Value Fund

Sound Mind Investing Fund

SMI Dynamic Allocation Fund

BFS Equity Fund

Dana Large Cap Equity Fund

SMI 50/40/10 Fund

Dana Small Cap Equity Fund

Belmont Theta Income Fund

Dana Epiphany ESG Equity Fund

Custody Agreement